Exhibit 99.1

PART I

Item 1. Business
Forum Energy Technologies, Inc., a Delaware corporation, is a global oilfield products company, serving the subsea, drilling, completion, production and infrastructure sectors of the oil and natural gas industry. Our common shares are listed on the New York Stock Exchange ("NYSE") under the symbol "FET." Our principal executive offices are located at 920 Memorial City Way, Suite 1000, Houston, Texas 77024, our telephone number is (281) 949-2500, and our website is www.f-e-t.com. Our Annual Reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and all amendments thereto, are available free of charge on our Internet website as soon as reasonably practicable after such reports are electronically filed with or furnished to the Securities and Exchange Commission ("SEC"). These reports are also available at the SEC's Internet website at www.sec.gov. Information contained on or accessible from our website is not incorporated by reference into this Annual Report on Form 10-K and should not be considered part of this report or any other filing that we make with the SEC.
Overview
We design, manufacture and distribute products and engage in aftermarket services, parts supply and related services that complement our product offering. Our product offering includes a mix of highly engineered capital products and frequently replaced items that are used in the exploration, development, production and transportation of oil and natural gas. Our capital products are targeted at: drilling rig equipment for new rigs, upgrades and refurbishment projects; subsea construction and development projects; the placement of production equipment on new producing wells; pressure pumping equipment; and downstream capital projects. Our engineered systems are critical components used on drilling rigs, for completions or in the course of subsea operations, while our consumable products are used to maintain efficient and safe operations at well sites in the well construction process, within the supporting infrastructure and at processing centers and refineries. Historically, just over half of our revenue is derived from activity-based consumable products, while the balance is derived from capital products and a small amount from rental and other services.
We seek to design, manufacture and supply reliable products that create value for our diverse customer base, which includes, among others, oil and gas operators, land and offshore drilling contractors, oilfield service companies, subsea construction and service companies, and pipeline and refinery operators.
We operate three business segments, Drilling & Subsea, Completions, and Production & Infrastructure. The table below provides a summary of proportional revenue contributions from our three business segments and our primary geographic markets over the last three years:

	Percentage of revenue
	Year ended December 31,
	2015	2014	2013
Drilling & Subsea	45%	50%	48%
Completions	25%	25%	22%
Production & Infrastructure	30%	25%	30%
Total	100%	100%	100%

United States	60%	60%	60%
Canada	5%	6%	6%
Other International	35%	34%	34%
Total	100%	100%	100%
We incorporate by reference in response to this item the segment and geographic information for the last three years set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations – Results of operations" in Exhibit 99.3 of 8-K and Note 15 of the Notes to consolidated financial statements included in Exhibit 99.4 of this 8-K. We also incorporate by reference in response to this item the information with respect to acquisitions set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations – Acquisitions" in Exhibit 99.3 and in Note 3 of our Notes to consolidated financial statements included in Exhibit 99.4 of this 8-K.

Drilling & Subsea segment
In our Drilling & Subsea segment, we design, manufacture and supply products and provide related services to the drilling and subsea construction markets. Through this segment, we offer drilling technologies, including capital equipment and a broad line of products consumed in the drilling process; and subsea technologies, including robotic vehicles and other capital equipment, specialty components and tooling, a broad suite of complementary subsea technical services and rental items, and products used in pipeline infrastructure.
There are several factors driving demand for our Drilling & Subsea segment. Our Drilling Technologies product line is influenced by global drilling activity, the level of capital investment in drilling rigs, rig upgrades and equipment replacement as drilling contractors modify their existing rigs to improve efficiency and safety, and the severity of the conditions under which the rigs and well service equipment operate. Demand for our subsea products is impacted by global offshore activity, subsea equipment and pipeline installation, repair and maintenance spending, and growth in offshore resource development.
Drilling Technologies. We provide both drilling capital equipment and consumables, with a focus on products that enhance our customers' handling of tubulars on the drilling rig. Our product offering includes powered and manual tubular handling equipment; specialized torque equipment; customized offline crane systems; drilling data acquisition management systems; pumps, pump parts, valves, and manifolds; drilling, well servicing and hydraulic fracturing fluid end components and a broad line of items consumed in the drilling process.
Drilling equipment. We design and manufacture powered tubular handling equipment used on onshore and offshore drilling rigs. Our equipment reduces direct human involvement in the handling of pipe during drilling operations, improving safety, speed and efficiency of operations. Our hydraulic catwalks mechanize the lifting and lowering of tubulars to and from the drill floor, eliminating or reducing the need for traditional drill pipe and casing "pick-up and lay-down" operations with associated personnel. In addition, we manufacture make-up and break-out tools, called Forum B+V Oil Tools Floorhand™ and Wrangler Roughneck™, which automate a potentially dangerous rig floor task and improve rig drilling speed and safety. We also design and manufacture specialized torque equipment and related control systems for tubular connections, including high torque stroking, or bucking units, fully rotational torque units, portable torque units for field deployment, and provide aftermarket service. In addition, we design and manufacture a range of rig-based offline activity cranes, multi-purpose cranes and personnel transfer solutions. Many of these cranes are fit-for-purpose multi-axis cranes that provide access to hard-to-reach places and eliminate the need for manual interface.
In addition to powered tubular handling equipment, materials handling and personnel transfer equipment, we manufacture drilling manifold systems and high pressure piping packages. We also manufacture data acquisition products that include integrated drill floor instrumentation and monitoring systems. These systems provide real-time monitoring and logging of drilling data to drilling contractors, and oil and gas producers on the rig and at remote locations. They measure, collect, store and display drilling data on a real-time basis, as is expected by our customers in the current drilling environment.
We repair and service drilling equipment for both land and offshore rigs. Many of our service employees work in the field to address problems at the rig site.
Tubular handling tools. We provide a range of powered and manual tubular handling tools used on onshore and offshore drilling rigs. Our Forum B+V Oil Tools and Wrangler™ branded tools reduce direct human involvement in the handling of pipe during drilling operations. Our tubular handling tools include elevators, clamps, slip handles, tong handles, powered slips, spiders and kelly spinners.
Consumable products. We manufacture a range of consumable products used on drilling rigs, well servicing rigs, pressure pumping units, and hydraulic fracturing systems. Our consumable products include valves, centrifugal pumps, mud pump parts, rig sensors, inserts, and dies. We are also a supplier of oilfield bearings to original equipment manufacturers and repair businesses for use on drilling and well stimulation equipment.

Subsea Technologies. We design and manufacture capital equipment and specialty components used in the subsea sector and provide a broad suite of complementary subsea technical services and rental items. We have a core focus on the design and manufacture of remotely operated vehicle ("ROV") systems and other specialty subsea vehicles, as well as critical components of these vehicles. Many of our related technical services complement our vehicle offerings. We operate primarily from facilities in Houston, Texas; Kirkbymoorside and Newcastle, England; Aberdeen, Scotland; Singapore and Macae, Brazil.
Subsea vehicles. We are a leading designer and manufacturer of a wide range of ROVs that we supply to the offshore subsea construction, observation and related service markets. The market for subsea ROVs can be segmented into three broad classes of vehicles based on size and category of operations: (1) large work-class vehicles and trenchers for subsea construction and installation activities, (2) drilling-class vehicles deployed from and for use around an offshore rig and (3) observation-class vehicles for inspection and light manipulation. We are a leading provider of work-class and observation-class vehicles.
We design and manufacture large work-class ROVs through our Perry brand. These vehicles are principally used in deepwater construction applications with the largest vehicles providing up to 200 horsepower, exceeding 1,200 pounds of payload capacity and having the capability of working in depths up to 4,000 meters. In addition to work-class ROVs, we design and manufacture large subsea trenchers that travel along the sea floor for digging, installation and burial operations. The largest of these subsea trenchers provide up to 1,500 horsepower and are able to cut over three meters deep into the seafloor to lay pipelines, power cables or communications cables.
Our Sub-Atlantic branded observation-class vehicles are electrically powered and are principally used for inspection, survey and light manipulation, and serve a wide range of industries.
Our subsea vehicle customers are primarily large offshore construction companies, but also include non-oil and gas industry entities, such as a range of governmental organizations including navies, maritime science and geosciences research organizations, offshore wind power companies and other industries operating in marine environments.
Subsea products. In addition to subsea vehicles, we are a leading manufacturer of subsea products and components. We design and manufacture a group of products that are used in and around the ROV. For example, we manufacture Dynacon™ branded ROV launch and recovery systems, Syntech™ branded syntactic foam buoyancy components, Sub-Atlantic branded ROV thrusters, and a wide range of hydraulic power units and valve packs. We design and manufacture these ROV components for incorporation into our own vehicles as well as for sale to other ROV manufacturers. We also provide a broad suite of subsea tooling, both industry standard and custom designed.
In addition to vehicle-related subsea products, we provide products used in subsea infrastructure, including subsea pipeline inspection gauge launching and receiving systems, and subsea connectors. Our primary customers in this product line are offshore pipeline construction companies.
Subsea technical services and rental. We maintain a fleet of subsea rental items, primarily subsea positioning equipment. Our customers for rental items are primarily subsea construction and offshore service companies. In addition, we offer a system that offers a complete solution for digital video capture, playback, processing and reporting of subsea inspection survey data. We also maintain a geophysical and geotechnical engineering group that provides consulting services to the oil and gas, and marine industries, typically to interpret and analyze third party subsea data provided by clients.
Completions segment
In our Completions segment, we design, manufacture and supply products and provide related services to the well construction, completion, stimulation and intervention markets. Through this segment, we offer downhole technologies, including cementing and casing tools, completion products, and a range of downhole cable protection solutions; and stimulation and Intervention technologies, including pumps and well stimulation consumable products and related recertification and refurbishment services.
There are several factors driving demand for our Completions segment. Our Downhole Technologies product line is impacted by the level of well completion activity, and complexity of well construction and completion. Our Stimulation and Intervention product line is impacted by the use of hydraulic fracturing to develop oil and gas reserves in shale or tight sand basins across North America and the level of workover and intervention activity.
Downhole Technologies. We manufacture a broad line of downhole products that are consumed during the well construction, completion and production enhancement processes.

Casing and cementing tools. Through our Davis-Lynch™ branded downhole well construction and completion tools business, we design and manufacture products used in the construction of oil and gas wells. We design and manufacture a full range of centralizers, float equipment, stage cementing tools, inflatable packers, flotation collars, cementing plugs, fill and circulation tools for running casing, casing hangers and surge reduction equipment. Our products are used in the construction of onshore and offshore wells.
Completion products. We manufacture a line of downhole completion tools, including composite plugs and wireline flow-control products. Our composite plugs are primarily used for zonal isolation during multi-stage hydraulic fracturing in horizontal and vertical wells. The composite construction with metal slips allows the plugs to be drilled out quickly to improve service efficiency. We offer a variety of plug sizes to fit various casings as well as a range of temperature and pressure ratings to accommodate different well environments. Our wireline flow-control products include a number of components included in most completions such as landing nipples, circulating sleeves, blanking plugs and separation tools.
Downhole protection systems. We offer a full range of downhole protection solutions through our Cannon Services™ brand. The clamp and protection system is used to shield downhole control lines, cables and gauges during installation and to provide protection during production enhancement operations. We design and manufacture a full range of downhole protection solutions for electrical submersible pump ("ESP") cabling, encapsulated control lines, sub-surface safety valves and permanent downhole gauges. We provide both standard and customized protection systems, and we utilize a range of materials in our products for various downhole environments.
Our primary customers in this product line are oil and gas producers and service companies providing completion, ESP and other intervention services to producers.
Stimulation and Intervention. We provide a broad range of high pressure pumps and flow equipment used by well stimulation, or pressure pumping, companies during the stimulation, intervention and flowback processes. We manufacture pressure control products that are used for well intervention operations and are sold directly to oilfield service companies and equipment rental companies. These products include both coiled tubing and wireline blowout preventers and their accessories. We also conduct aftermarket refurbishment and recertification services for pressure control equipment. In addition to blowout preventers for wireline units, we manufacture electro-mechanical wireline cables.
In 2015, we acquired J-Mac Tool, Inc., a manufacturer of a complete line of high pressure pumps and pump parts. This acquisition enabled us to provide a complete suite of equipment used in pressure pumping operations. The addition of a pump product offering complements our historical focus on consumable products that experience high rates of wear and replacement. We design and manufacture pressure control plug, choke and relief valves, swivel joints, pup joints and integral fittings, manifolds and manifold trailers, as well as triplex and quintuplex fluid-end assemblies. Frequent refurbishment and recertification of flow equipment is critical to ensuring the reliable and safe operation of a pressure pumping company's fleet. We perform these services at eight locations and operate a fleet of mobile refurbishment and recertification tractor trailers, which can deploy to the customer's yard. We serve many of the unconventional basins across North America and seek to position our stocking and service locations in proximity to our customers' operations. Our primary customers in the Stimulation and Intervention product line are pressure pumping and flowback service companies, although we also generate sales to original equipment manufacturers of pressure pumping units.
In 2013, we acquired Global Tubing, LLC ("Global Tubing") jointly with an equal partner, with Global Tubing's management retaining a small interest. Global Tubing is a manufacturer of coiled tubing strings and related services. Global Tubing® coiled tubing strings are consumable components of coiled tubing units that perform well completion and intervention activities. Our investment in Global Tubing is reported in the Completions segment using the equity method of accounting.
Production & Infrastructure segment
In our Production & Infrastructure segment, we design, manufacture and supply products and provide related equipment and services to production and infrastructure markets. Through this segment, we supply production equipment, including well site production equipment and process equipment; and valve solutions, including a broad range of industrial and process valves.
The level of spending to bring new wells on production and the related infrastructure is the primary driver for our Production & Infrastructure segment. Our Production Equipment product line also has exposure to the amount of spending on midstream and downstream projects as it offers products that go from the well site to inside the refinery fence. Our Valve Solutions product line is impacted by the level of infrastructure additions, upgrades and maintenance activities across the oil and gas industry, including the upstream, midstream and downstream sectors. This includes heavy oil development in Canada and investments in new petrochemical facilities. In addition, our valves are used in the process and mining industries.
Production Equipment. Our surface Production Equipment product line provides engineered process systems and field services for capital equipment used at the wellsite, for production processing, and at the refinery. We serve the upstream, midstream and downstream segments in oil and gas production equipment and services. Once a well has been drilled, completed and brought on stream, we provide the well operator-producer with the process equipment necessary to make the oil or gas ready for transmission. We also provide desalination and dehydration equipment. We engineer, fabricate and install tanks, separators, packaged production systems and American Society of Mechanical Engineers ("ASME") and American Petroleum Institute ("API") coded and non-coded pressure vessels, skidded vessels with gas measurement, modular process plants, header and manifold skids, process and flow control equipment and separators to help clean and process oil or gas as it travels from the wellhead and along the transmission line to the refinery. Our customers are principally oil and gas operators/producers, and our manufacturing and staging locations are positioned across North America to best serve the key emerging shale and unconventional resource plays.
A key to our competiveness is manufacturing tanks and pressure vessels in relatively close proximity to their location of use to reduce freight costs, as well as helping our customers manage their production equipment needs as their drilling programs progress. We have five North American manufacturing locations and two service centers. To ensure smooth delivery of equipment, we maintain a fleet of specialized trucks and crews that can deliver and install the production equipment on the well site.
Valve Solutions. We design, manufacture and provide a wide range of industrial valves that principally serve the upstream, midstream and downstream markets of the oil and gas industry. To a lesser extent, our valves serve general industrial, power and process industry customers as well as the mining industry. We provide ball, gate, globe, check and butterfly valves across a range of sizes and applications.
We market our valves to our customers and end users through our four recognized brands: PBV™, DSI®, Quadrant® and ABZ™. Much of our production is sold through distribution supply companies, with our marketing efforts targeting end users for pull through of our products. Our global sales force and representatives cover approximately 30 countries, with local sales and distribution in Australia, Canada and South Africa. Our Canadian company provides significant exposure to the heavy oil projects, while our South African affiliate serves chemical, petrochemical and refining customers.
Our manufacturing and supply chain systems enable us to design and produce high-quality engineered valves, as well as provide standardized products, while maintaining competitive pricing and minimizing capital requirements. We manufacture and warehouse our engineered PBV ball valves at our 200,000 square foot valve manufacturing facility in Stafford, Texas and our 250,000 square foot warehouse in Houston, Texas, which is also utilized by our other product lines. We also utilize our international manufacturing partners to produce components and completed products for a number of our other valve brands.
Depending on the product, we manufacture our valves to conform to the standards of one or more of the API, American National Standards Institute, American Bureau of Shipping, and International Organization for Standardization and/or other relevant standards governing the design and manufacture of industrial valves. Through our Valve Solutions product line, we participate in the API's standard-setting process.
Business history
Forum was incorporated in 2005 and formed through a series of acquisitions. In August 2010, Forum Oilfield Technologies, Inc. (“FOT”), was renamed Forum Energy Technologies, Inc. On April 17, 2012, we completed our initial public offering.
Backlog
As we provide a mix of capital goods, consumable products, repair parts, and rental services, a majority of our business does not require lengthy lead times. A majority of the orders and commitments included in our backlog as of December 31, 2015 were scheduled to be delivered within six months. Our backlog, net of cancellations, was approximately $194 million at December 31, 2015 and approximately $464 million at December 31, 2014.

Sales of our products are affected by prices for oil and natural gas, which have decreased significantly since June 2014. Until oil and natural gas prices stabilize, we expect that the level of customer orders will decline from prior levels, causing a decrease in our future backlog levels. Substantially all of the projects currently included in our backlog are subject to change and/or termination at the option of the customer. In the case of a change or termination, the customer is generally required to pay us for work performed and other costs necessarily incurred as a result of the change or termination. Prior to 2015, terminations and cancellations have not been material to our overall operating results. It is difficult to predict how much of our current backlog will be delayed or terminated, or subject to changes, as well as our ability to collect termination or change fees.
Our consumable and repair products are predominantly off-the-shelf items requiring short lead-times, generally less than six months, and our related refurbishment or other services are also not contracted with significant lead time. The composition of our backlog is reflective of our mix of capital equipment, consumable products, aftermarket and other related items. Our bookings, which consist of written orders or commitments for our products or related services, during the years ended December 31, 2015 and 2014 were approximately $0.9 billion and $1.8 billion, respectively.
Customers
No customer represented more than 10% of consolidated revenue in any of the last three years.
Seasonality
A substantial portion of our business is not significantly impacted by seasonality. We do, however, generally experience lower sales and profitability in the fourth quarter due to a decrease in working days caused by the U.S. Thanksgiving and calendar year-end holidays, and manufacturing and shipping delays caused by weather. A small portion of the revenue we generate from selected Canadian operations often benefits from higher first quarter activity levels, as operators take advantage of the winter freeze to gain access to remote drilling and production areas. We also experience some exposure to seasonality through the portion of our subsea rental business that serves the North Sea. Due to the harsh winter environment, it is customary for North Sea activity to slow down between the months of November and February. Revenue exposed to this type of seasonality, however, comprised less than 5% of our overall revenue in 2015.
Competition
The markets in which we operate are highly competitive. We compete with a number of companies, some of which have greater financial and other resources than we do. The principal competitive factors in our markets are product quality, price, breadth of product offering, availability of products and services, performance, distribution capabilities, responsiveness to customer needs and reputation for service. We believe our products and services in each segment are at least comparable in price, quality, performance and dependability with our competitors' offerings. We seek to differentiate ourselves from our competitors by providing a rapid response to the needs of our customers, a high level of customer service, and innovative product development initiatives. Some of our competitors expend greater amounts of money on formal research and engineering efforts than we do. We believe, however, that our product development efforts are enhanced by the investment of management time we make to improve our customer service and to work with our customers on their specific product needs and challenges.
Although we have no single competitor across all of our product lines, the companies we compete with across the greatest number of our product lines include Cameron International Corporation (a subsidiary of Schlumberger) and FMC Technologies, Inc.
We have no one direct competitor across all of the products and services within our Drilling & Subsea segment. We hold what we consider to be market leading positions in several of our core products on a global basis, and we generally compete with a small number of competitors. The significant competitors within our Drilling & Subsea segment include FMC Technologies, Inc., Cameron International Corporation (a subsidiary of Schlumberger), National Oilwell Varco, Inc. and Weatherford International, Ltd.
We have no one direct competitor across all of the products and services within our Completions and Production & Infrastructure segments, although Cameron International Corporation (a subsidiary of Schlumberger) is a significant competitor for many of our products. Other competitors include Exterran Corp., FMC Technologies, Inc. and Weir SPM, a subsidiary of The Weir Group PLC.

Patents, trademarks and other intellectual property
We currently hold multiple U.S. and international patents and trademarks and have a number of pending patent and trademark applications. Although in the aggregate our patents, trademarks and licenses are important to us, we do not regard any single patent, trademark or license as critical or essential to our business as a whole.
Raw materials
We acquire component parts, products and raw materials from suppliers, including foundries, forge shops, and original equipment manufacturers. The prices we pay for our raw materials may be affected by, among other things, energy, steel and other commodity prices, tariffs and duties on imported materials and foreign currency exchange rates. Certain of our component parts, products or raw materials, such as bearings, are only available from a limited number of suppliers. Please see "Risk factors—Risks related to our business—We are subject to the risk of supplier concentration."
We cannot assure you that we will be able to continue to purchase raw materials on a timely basis or at acceptable prices. We generally try to purchase our raw materials from multiple suppliers so we are not dependent on any one supplier, but this is not always possible.
Working capital
We fund our business operations through a combination of available cash and equivalents, short-term investments, and cash flow generated from operations. In addition, the revolving portion of our senior secured credit facility is available for working capital needs. For a summary of our credit facility, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and capital resources."
Inventory
An important consideration for many of our customers in selecting a vendor is timely availability of the product. Often customers will pay a premium for earlier or immediate availability because of the cost of delays in critical operations. We stock our consumable products in regional warehouses around the world so that we can have these products available for our customers when needed. This availability is especially critical for certain consumable products, causing us to carry substantial inventories for these products. For critical capital items in which demand is expected to be strong, we often build certain items before we have a firm order. Our having such goods available on short notice can be of great value to our customers.
We typically offer our customers payment terms of net 30 days. For sales into certain countries or for select customers, we might require payment upfront or credit support through a letter of credit. For longer term projects we typically require progress payments as important milestones are reached. On average we collect our receivables in about 60 days from shipment resulting in a substantial investment in accounts receivable. Likewise, standard terms with our vendors are net 30 days. For critical items sourced from significant vendors we have settled accounts more quickly, sometimes in exchange for early payment discounts.
Environmental, transportation, health and safety regulation
Our operations are subject to numerous stringent and complex laws and regulations governing the discharge of materials into the environment, health and safety aspects of our operations, or otherwise relating to human health and environmental protection. We also operate vehicles that are subject to federal and state transportation regulations. Failure to comply with these laws or regulations or to obtain or comply with permits may result in the assessment of administrative, civil and criminal penalties, imposition of remedial or corrective action requirements, and the imposition of injunctions to prohibit certain activities or force future compliance.
The trend in environmental regulation has been to impose increasingly stringent restrictions and limitations on activities that may impact the environment, and thus, any changes in environmental laws and regulations or in enforcement policies that result in more stringent and costly waste handling, storage, transport, disposal, or remediation requirements could have a material adverse effect on our operations and financial position. Moreover, accidental releases or spills of regulated substances may occur in the course of our operations, and we cannot assure you that we will not incur significant costs and liabilities as a result of such releases or spills, including any third party claims for damage to property, natural resources or persons.
The following is a summary of the more significant existing environmental, health and safety laws and regulations to which our business operations are subject and for which compliance may have a material adverse impact on our capital expenditures, results of operations or financial position.

Hazardous substances and waste
The Resource Conservation and Recovery Act (the "RCRA") and comparable state statutes, regulate the generation, transportation, treatment, storage, disposal and cleanup of hazardous and non-hazardous wastes. Under the auspices of the Environmental Protection Agency (the "EPA"), the individual states administer some or all of the provisions of the RCRA, sometimes in conjunction with their own, more stringent requirements. We are required to manage the transportation, storage and disposal of hazardous and non-hazardous wastes in compliance with the RCRA.
The Comprehensive Environmental Response, Compensation, and Liability Act (the "CERCLA"), also known as the Superfund law, imposes joint and several liability, without regard to fault or legality of conduct, on classes of persons who are considered to be responsible for the release of a hazardous substance into the environment. These persons include the owner or operator of the site where the release occurred, and anyone who disposed or arranged for the disposal of a hazardous substance released at the site. We currently own, lease, or operate numerous properties that have been used for manufacturing and other operations for many years. We also contract with waste removal services and landfills. These properties and the substances disposed or released on them may be subject to the CERCLA, RCRA and analogous state laws. Under such laws, we could be required to remove previously disposed substances and wastes, remediate contaminated property, or perform remedial operations to prevent future contamination. In addition, it is not uncommon for neighboring landowners and other third-parties to file claims for personal injury and property damage allegedly caused by hazardous substances released into the environment.
Water discharges
The Federal Water Pollution Control Act (the "Clean Water Act") and analogous state laws impose restrictions and strict controls with respect to the discharge of pollutants, including spills and leaks of oil and other substances, into waters of the United States. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the EPA or an analogous state agency. A responsible party includes the owner or operator of a facility from which a discharge occurs. The Clean Water Act and analogous state laws provide for administrative, civil and criminal penalties for unauthorized discharges and, together with the Oil Pollution Act of 1990, impose rigorous requirements for spill prevention and response planning, as well as substantial potential liability for the costs of removal, remediation, and damages in connection with any unauthorized discharges.
Air emissions
The Federal Clean Air Act (the "Clean Air Act") and comparable state laws regulate emissions of various air pollutants through air emissions permitting programs and the imposition of other emission control requirements. In addition, the EPA has developed, and continues to develop, stringent regulations governing emissions of toxic air pollutants at specified sources. Non-compliance with air permits or other requirements of the Clean Air Act and associated state laws and regulations can result in the imposition of administrative, civil and criminal penalties, as well as the issuance of orders or injunctions limiting or prohibiting non-compliant operations.
Climate change
In December 2009, the EPA determined that emissions of carbon dioxide, methane and other "greenhouse gases" present an endangerment to public health and the environment because emissions of such gases are, according to the EPA, contributing to warming of the earth's atmosphere and other climatic changes. Based on these findings, the EPA has begun adopting and implementing regulations to restrict emissions of greenhouse gases under existing provisions of the Clean Air Act. The EPA adopted two sets of rules regulating greenhouse gas emissions under the Clean Air Act, one of which requires a reduction in emissions of greenhouse gases from motor vehicles and the other of which regulates emissions of greenhouse gases from certain large stationary sources, effective January 2, 2011. In September 2015, the EPA proposed new rules that would affect aggregation of sources in the oil and gas industry and set new source performance standards for methane and volatile organic compounds. The EPA has also adopted rules requiring the reporting of greenhouse gas emissions from specified large greenhouse gas emission sources in the U.S., including oil and gas systems.
The U.S. also participated in the 2015 United Nations Climate Change Conference in Paris. Prior to the conference, the U.S. submitted its intended nationally determined contribution, committing to reduce its greenhouse gas emissions by 25-28% below 2005 levels by 2025. The U.S. was actively involved in negotiations at the Climate Change Conference, which resulted in the creation of the Paris Agreement. The Paris Agreement will be open for signing on April 22, 2016 and will require countries to review and “represent a progression” in their intended nationally determined contributions every five years, beginning in 2020. Parties are also expected to meet in 2018 to “take stock” of collective efforts. The

Paris Agreement set a goal of keeping warming well below 2 degrees Celsius and sets a target limit of 1.5 degrees Celsius. This could ultimately drive stricter climate policies in the U.S.
In addition, the U.S. Congress has from time to time considered adopting legislation to reduce emissions of greenhouse gases and almost one-half of the states have already taken legal measures to reduce emissions of greenhouse gases primarily through the planned development of greenhouse gas emission inventories and/or regional greenhouse gas cap and trade programs. Most of these cap and trade programs work by requiring major sources of emissions, such as electric power plants, or major producers of fuels, such as refineries and gas processing plants, to acquire and surrender emission allowances. The number of allowances available for purchase is reduced each year in an effort to achieve the overall greenhouse gas emission reduction goal.
The adoption of legislation or regulatory programs to reduce emissions of greenhouse gases could require us to incur increased operating costs, such as costs to purchase and operate emissions control systems, to acquire emissions allowances or comply with new regulatory or reporting requirements. Any such legislation or regulatory programs could also increase the cost of consuming, and thereby reduce demand for, the oil and natural gas produced by our customers. Consequently, legislation and regulatory programs to reduce emissions of greenhouse gases could have an adverse effect on our business, financial condition and results of operations. Finally, it should be noted that some scientists have concluded that increasing concentrations of greenhouse gases in the earth's atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts, and floods and other climatic events. If any such effects were to occur, they could have an adverse effect on our business, financial condition, results of operations and cash flow.
Hydraulic fracturing
A significant percentage of our customers' oil and natural gas production is being developed from unconventional sources, such as hydrocarbon shales. These formations require hydraulic fracturing completion processes to release the oil or natural gas from the rock so that it can flow through the formations. Hydraulic fracturing involves the injection of water, sand and chemicals under pressure into the formation to stimulate production. A number of federal agencies, including the EPA and the U.S. Department of Energy, are analyzing, or have been requested to review, a variety of environmental issues associated with shale development, including hydraulic fracturing. Along these lines, on May 16, 2013, the Bureau of Land Management (the "BLM") issued a proposed rule that would require the public disclosure of chemicals used in hydraulic fracturing operations, set requirements for well-bore integrity and establish flowback water standards for all hydraulic fracturing operations on federal public lands and American Indian Tribal lands. The rule became final on March 20, 2015. The rule was initially set to go into effect June 24, 2015, but implementation of the rule is being vigorously contested by industry and several states. In September 2015, the U.S. District Court of Wyoming granted a preliminary injunction temporarily preventing enforcement of the rule. A final decision is pending.
In addition, the EPA has asserted federal regulatory authority over hydraulic fracturing involving diesel additives under the Safe Drinking Water Act's "Underground Injection Control Program" and issued guidance documents related to this assertion of regulatory authority in February 2014. EPA also issued a proposed rule in April 2015 requiring federal pre-treatment standards for wastewater generated during hydraulic fracturing that is sent to a treatment facility. Further, some states and municipalities have adopted, and other states and municipalities are considering adopting, regulations that could prohibit hydraulic fracturing in certain areas or impose more stringent disclosure and/or well construction requirements on hydraulic fracturing operations. At the same time, certain environmental groups have suggested that additional laws may be needed to more closely and uniformly regulate the hydraulic fracturing process, and legislation has been proposed by some members of Congress to provide for such regulation. We cannot predict whether any such legislation will ever be enacted and if so, what its provisions would be. If additional levels of regulation and permits were required through the adoption of new laws and regulations at the federal or state level, that could lead to delays, increased operating costs and process prohibitions for our customers that could reduce demand for our products and services, which would materially adversely affect our revenues, results of operations and cash flows.

Employee health and safety
We are subject to a number of federal and state laws and regulations, including the federal Occupational Safety and Health Act ("OSHA") and comparable state statutes, establishing requirements to protect the health and safety of workers. In addition, the OSHA hazard communication standard, the EPA community right-to-know regulations under Title III of the federal Superfund Amendment and Reauthorization Act and comparable state statutes require that information be maintained concerning hazardous materials used or produced in our operations and that this information be provided to employees, state and local government authorities and the public. Substantial fines and penalties can be imposed and orders or injunctions limiting or prohibiting certain operations may be issued in connection with any failure to comply with laws and regulations relating to worker health and safety.
Offshore regulation
Events in recent years have heightened environmental and regulatory concerns about the offshore oil and natural gas industry. From time to time, governing bodies may propose and have enacted legislation or regulations that may materially limit or prohibit offshore drilling in certain areas. If laws are enacted or other governmental action is taken that delay, restrict or prohibit offshore operations in our customers' expected areas of operation, our business could be materially adversely affected. New or newly interpreted regulations and other regulatory initiatives by U.S. governmental agencies have created significant uncertainty regarding the outlook of offshore activity in the U.S. Gulf of Mexico and possible implications for regions outside of the U.S. Gulf of Mexico. Third party challenges to industry operations in the U.S. Gulf of Mexico may also serve to further delay or restrict activities. If the new regulations, operating procedures and possibility of increased legal liability are viewed by our current or future customers as a significant impairment to expected profitability on projects, then they could discontinue or curtail their offshore operations thereby reducing demand for our offshore products and services.
We also operate in non-U.S. jurisdictions, which may impose similar liabilities against us.
Operating risk and insurance
We maintain insurance coverage of types and amounts that we believe to be customary and reasonable for companies of our size and with similar operations. In accordance with industry practice, however, we do not maintain insurance coverage against all of the operating risks to which our business is exposed. Therefore, there is a risk our insurance program may not be sufficient to cover any particular loss or all losses. Currently, our insurance program includes coverage for, among other things, general liability, umbrella liability, sudden and accidental pollution, personal property, vehicle, workers' compensation, and employer's liability coverage.
Employees
As of December 31, 2015, we had approximately 2,500 employees. Of our total employees, approximately 1,750 were in the United States, 400 were in the United Kingdom, 100 were in Germany, 90 were in Canada and 160 were in other locations. We are not a party to any collective bargaining agreements, other than in our Hamburg, Germany and Monterrey, Mexico facilities, and we consider our relations with our employees to be satisfactory.